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                       March 5, 2024

       Jack Guo
       Chief Financial Officer
       Constellium SE
       Washington Plaza
       40-44 rue Washington
       75008 Paris
       France

                                                        Re: Constellium SE
                                                            Form 20-F for the
fiscal year ended December 31, 2022
                                                            Filed March 14,
2023
                                                            File No. 001-35931

       Dear Jack Guo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing